UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Gibbons, John D.
   One Valero Place
   San Antonio, TX  78212
   USA
2. Issuer Name and Ticker or Trading Symbol
   Valero Energy Corporation
   VLO
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   January 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President and Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock, $.01 par valu|01/02/|A   |V|4,766             |A  |           |                   |      |                           |
e (bonus share)            |01    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $.01 par valu|01/02/|F   |V|1,956             |D  |$36.72     |                   |      |                           |
e (tax withholding from bon|01    |    | |                  |   |           |                   |      |                           |
us shares)                 |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $.01 par valu|01/18/|M   | |2,000             |A  |           |                   |      |                           |
e (settlement of '98 bonus |01    |    | |                  |   |           |                   |      |                           |
shares)                    |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $.01 par valu|01/18/|M   | |4,000             |A  |           |                   |      |                           |
e (settlement of '99 bonus |01    |    | |                  |   |           |                   |      |                           |
shares)                    |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $.01 par valu|01/18/|M   | |5,668             |A  |           |                   |      |                           |
e (settlement of '00 bonus |01    |    | |                  |   |           |                   |      |                           |
shares)                    |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $.01 par valu|01/18/|F   |V|4,789             |D  |$34.125    |                   |      |                           |
e (tax withholding for perf|01    |    | |                  |   |           |                   |      |                           |
 . share settlement)        |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $.01 par valu|01/22/|F   |V|426               |D  |$34.03     |40,336             |D     |                           |
e (tax withholding for rest|01    |    | |                  |   |           |                   |      |                           |
ricted stock vesting)      |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |9,227.5711         |I     |plans                      |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Performance Shares (aw|(1)     |01/18|A   | |7,400      |A  |(1)  |01/20|Common Stock|(1)    |       |7,400       |D  |            |
ard)                  |        |/01  |    | |           |   |     |04   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Performance Shares (se|(2)     |01/18|M   | |1,000      |D  |01/20|01/20|Common Stock|2,000 (|       |0           |D  |            |
ttlement of '98 award)|        |/01  |    | |           |   |01   |01   |            |2)     |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Performance Shares (se|(2)     |01/18|M   | |2,000      |D  |01/20|01/20|Common Stock|4,000 (|       |2,000       |D  |            |
ttlement of '99 award)|        |/01  |    | |           |   |01   |02   |            |2)     |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Performance Shares (se|(2)     |01/18|M   | |2,834      |D  |01/20|01/20|Common Stock|5,668 (|       |5,666       |D  |            |
ttlement of '00 award)|        |/01  |    | |           |   |01   |03   |            |2)     |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Award of performance shares under the Valero Energy Corporation Executive Stock Incentive Plan. The performance shares vest incrementally over a three year period and are payable in common stock in amounts ranging from zero to 200 percent of the performance shares.
(2) Settlement of performance shares at 200% of base shares.
SIGNATURE OF REPORTING PERSON
J. Stephen Gilbert, as Attorney-in-Fact for John D. Gibbons
DATE
02/10/01